Exhibit 99.1

CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.cpstechnologysolutions.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END 2021 RESULTS

Norton, Massachusetts, March 3, 2022. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $6.2 million and an operating profit of $312 thousand for the quarter ended December 25, 2021. This compares with revenues of $4.2 million and an operating loss of $291 thousand for the quarter ended December 26, 2020. For the year ended December 25, 2021 revenues were $22.4 million with an operating profit of $513 thousand. This compares to revenue of $20.9 million and operating profit of $914 thousand for the year ended December 26, 2020.

Michael McCormack, President and CEO, said: “Revenues in the fourth quarter 2021 showed significant improvement over revenues in the third quarter of 2021, 13%, but even more significantly an increase of 50% over the fourth quarter of 2020. For the year we showed positive revenue growth reflecting our second highest annual revenue total in the company’s history. Further, our 2021 bookings were 165% of shipments. As such, we expect continued growth in 2022 beyond what we were able to accomplish in 2021.

We previously discussed several significant expenses that were incurred to streamline the business. While not yet fully implemented we did do enough so that 61% of our operating profit for the year was realized during the fourth quarter of 2021.

I would also like to mention that although our net after tax profit for the year was $3.2 million, this includes $2.7 million resulting from the reversal of our deferred tax valuation allowance. In 2018, due to recurring losses, it was judged “more likely than not” that CPS would be unable to use its deferred tax asset. As such, a reserve was set up against that asset and an additional loss of $3.0 million was incurred. Upon re-evaluation, based on the Company’s profitability and the expected growth of CPS over the next several years, we have now judged that it is “more likely than not” that CPS will be able to use the deferred tax asset and the remaining reserve of $2.7 million has been reversed.

As part of the Defense Industrial Base, CPS has been open and operating throughout the Covid-19 pandemic. To date all of our major customers remain open and operational. Although some have been negatively affected by the pandemic, others continue to grow. These observations do not mean that CPS will be unaffected by the pandemic going forward, but we continue to see demand increasing rather than declining. We remain very pleased with our 2021 performance and are optimistic about the long-term growth opportunities across all lines of business into Fiscal Year 2022.

Beyond Fiscal Year 2022, we are cautiously optimistic that our collective growth initiatives, specifically in longer-term new product development investments, will expand the current product lines both in terms of revenues and earnings. We have re-engaged with the Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) programs having made several submissions and will continue to do so. Staff additions made in the fourth quarter of 2021 are also proving to be important players in the future growth of CPS. Lastly, we will make additional measured investments to increase the capacity of our current high volume manufacturing.”

The Company will be hosting its first quarter conference call with investors at 4:45pm on Thursday, March 3. Those interested in participating in the conference call should dial:

Call in Number: 1-833-953-1394

Conference ID: 3587843

We encourage those who wish to participate, to call in 10 minutes before the scheduled start time to ensure the operator can connect you prior to the start of the call.

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications including the GPS III satellite and the Mars rover. CPS armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2021 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 25,	December 26,	December 25,	December 26,
	2021	2020	2021	2020
Revenues:
Product sales	$6,206,303	$4,150,637	$22,449,065	$20,872,611
Total revenues	$6,206,303	$4,150,637	$22,449,065	$20,872,611

Cost of product sales	4,851,502	3,651,987	17,659,347	16,702,848
Gross Margin	1,354,801	498,650	4,789,718	4,169,763

Selling, general, and administrative expense	1,042,407	789,329	4,276,751	3,255,526
Income from operations	312,394	(290,679)	512,967	914,237

Interest/Other income (expense)	(2,021)	57,839	(4,068)	(14,719)
Net income before income tax	310,373	(232,840)	508,899	899,517
Income tax provision (benefit)	92,563	(9,004)	(2,706,978)	(8,548)
Net income	$217,810	$223,836	$3,215,877	$908,065

Wtd. Avg. basic common shares outstanding - diluted	14,727,442	13,302,558	14,588,627	13,348,582

Net income per basic common share	$0.01	$(0.02)	$0.22	$0.07

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	December 25,	December 26,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$5,050,312	$195,203
Accounts receivable-trade, net	4,870,021	2,914,800
Inventories, net	3,911,602	3,709,471
Prepaid expenses and other current assets	225,873	71,506
Total current assets	14,057,808	6,890,980
Net property and equipment	1,332,933	1,287,947

Right-of-use lease asset	586,000	25,000
Deferred taxes, net	2,823,978	117,000
Total Assets	$18,800,719	$8,320,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	55,906	$58,134
Accounts payable	2,100,251	909,291
Accrued expenses	1,086,429	804,091
Deferred revenue	1,707,138	12,177
Lease liability, current portion	155,000	25,000
Total current liabilities	5,104,724	1,808,693

Note payable less current portion	98,684	154,570
Long term lease liability	431,000	--
Total liabilities	5,634,408	1,963,263

Total stockholders’ equity	13,166,311	6,357,664
Total liabilities and stockholders’ equity	$18,800,719	$8,320,927